EXHIBIT 99.1
PANHANDLE OIL AND GAS INC.
Reports Closing of Purchase of Fayetteville Assets
OKLAHOMA CITY, Oct. 27, 2011 — PR Newswire — PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that on October 25, 2011, it closed on the acquisition of certain Fayetteville assets first reported in an October 4, 2011 press release reporting the signing of an intent to purchase the assets. The purchase price was $17,500,000.
The assets were acquired from a private seller and include interests in 193 producing non-operated natural gas wells and 1,531 acres of leasehold located in Van Buren, Conway and Cleburne Counties, Arkansas, in the core of the Fayetteville Shale. There are approximately 240 future infill drilling locations identified on the leasehold. Estimated net production from the existing producing wells is projected to be approximately 2.7 Mmcf per day in the fourth calendar quarter. The transaction was funded by utilizing cash on hand and the Company’s bank credit facility.
Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found at www.panhandleoilandgas.com.